Exhibit 99.1

PRESS RELEASE

RELATIONAL ANNOUNCES ACTIONS TO ENSURE PROTECTION OF ALL SOVEREIGN SHAREHOLDERS

SAN DIEGO, CA, January 12, 2006 – Relational Investors LLC today announced that it would take the following actions in view of the extraordinary efforts by Sovereign Bancorp, Inc. (NYSE: SOV) to delay its annual shareholders meeting by over four months to an indeterminate date, and the resultant confusion regarding the deadline for submitting shareholder resolutions and director nominations.  These actions by Relational are designed to ensure that fundamental principles of corporate democracy are observed and that the interests of all the Sovereign shareholders are respected and protected.

First, Relational will proceed with its proposal to elect two directors, Ralph Whitworth and David Batchelder, to replace the two incumbent Sovereign directors, Cameron Troilo and Brian Hard, whose terms expire in 2006.

Second, Relational will seek shareholder support to remove Jay Sidhu as a director of Sovereign.  Relational believes that shareholders are entitled to remove Mr. Sidhu (and any other director) without cause based upon Sovereign’s own repeated public disclosures and the requirements of Pennsylvania law.

Third, Relational will seek the assistance of the court in forcing Sovereign to provide shareholders with sufficient notice and time to make proposals and director nominations.

Relational reserves its right to seek to remove the entire Sovereign board of directors at the annual meeting once Sovereign establishes the date of the annual meeting, the nomination deadline and following the appropriate regulatory reviews.  Relational also reserves the right to take any such other actions as may be appropriate at the time.

Ralph Whitworth, Principal of Relational, said, “Sovereign’s manipulation of the shareholder franchise has made it impossible to ensure that we will achieve any necessary rulings from the Office of Thrift Supervision (“OTS”) regarding the removal of the entire board of directors.  We had contemplated this gambit by Sovereign.  To avoid the risk of missing Sovereign’s January 20, 2006 director nomination deadline, we have implemented this definitive plan to ensure that Sovereign shareholders have truly independent representation on the Sovereign Board of Directors.”  In the event that the OTS were to conclude that the removal of Mr. Sidhu triggered its control regulations, Relational would not exercise its proxies for his removal.

About Relational Investors

Relational Investors LLC is a registered investment advisor and asset management firm located in San Diego, California managing $6.1 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange

Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. On December 13, 2005, Relational filed with the SEC a revised preliminary proxy statement.  Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL FURTHER REVISE AND FILE THE PRELIMINARY PROXY STATEMENT AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005 and the revised preliminary proxy statement filed on December 13, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com